EXHIBIT 99.1

HBIO Reports First Quarter 2011 Revenues in Line With Guidance

HOLLISTON, Mass., April 28, 2011 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research and regenerative medicine, today reported unaudited financial highlights for the first quarter ended March 31, 2011.

First Quarter Reported Results

Revenues for the three months ended March 31, 2011 were $26.3 million, which were flat with the first quarter of 2010. Net income, as measured under U.S. generally accepted accounting principles ("GAAP"), was $1.7 million, or $0.06 per diluted share for the three months ended March 31, 2011 compared to $2.2 million, or $0.07 per diluted share, for the same period in 2010.

Non-GAAP adjusted net income was $2.1 million, or $0.07 per diluted share, for the first quarter of 2011 compared to $2.7 million, or $0.09 per diluted share, for the first quarter of 2010. Non-GAAP adjusted earnings per share for our core Life Science Research Tools business ("LSRT") for the first quarter of 2011 was $0.08 and for our Regenerative Medicine business ("RMD") was a $0.01 per diluted share loss. These results were in line with our previously-provided first quarter 2011 earnings guidance, given on February 25, 2011, of $0.08-$0.09 for LSRT and a loss of $0.01-$0.015 for RMD.

Commenting on the Company's performance, Chane Graziano, CEO, stated, "We are pleased to have met our revenue and non-GAAP adjusted earnings per share guidance in the first quarter for our core Life Science Research Tools business. We achieved these results despite some softness in the market that we believe will prove to be temporary. Funding from NIH, a key financial sponsor to our research customers, was slower than expected during the first quarter due to the threatened U.S. federal government shutdown in March. Additionally, our exports to Japan were negatively impacted by the effects of the tragedy there. In April, orders in this segment of our business have strengthened, giving us confidence that the softness experienced during the first quarter was temporary. Therefore, we are maintaining our revenue and earnings guidance for 2011. For the second quarter, we expect revenues to be in the $28-$29 million range and non-GAAP adjusted earnings per share for the core LSRT business, which excludes the Regenerative Medicine Device business, to be in the 10-11 cents range. For the year, we expect revenues to be in the $113-$115 million range and non-GAAP adjusted earnings per share for the core LSRT business to be in the 41-43 cents range."

Mr. Graziano continued, "We continue to be very optimistic about our Regenerative Medicine Device business. In this business, we are on track in the development projects for both the cell injector and a new clinical organ bioreactor. We expect the investment in the development of these products to be within our budget of 1-2 cents per share range for the second quarter of 2011, and within our previously stated guidance of 5-6 cents per share for the year."

Our second quarter 2011 revenue and earnings guidance was calculated using exchange rates (USD 1.63/GBP and USD 1.43/Euro) approximating April 20, 2011 rates and assumes a continuation of the business conditions as we see them at this time. The non-GAAP adjusted earnings per diluted share guidance excludes amortization of intangible assets, the impact of future acquisitions, acquisition costs, any future restructuring actions, and stock-based compensation expense recognized under the provisions of FASB ASC Topic 718, "Compensation – Stock Compensation." See the table below for a reconciliation of our estimated non-GAAP adjusted earnings per diluted share to our estimated GAAP earnings per diluted share. See Exhibits 4, 5 and 6 for reconciliations of GAAP to non-GAAP adjusted operating income, GAAP to non-GAAP adjusted net income and GAAP diluted earnings per common share to non-GAAP adjusted diluted earnings per common share for the three month periods ended March 31, 2011 and March 31, 2010, respectively.

Reconciliation of Guidance for Non-GAAP Adjusted Diluted Earnings per Common Share From Continuing Operations to US GAAP Diluted Earnings per Common Share
(unaudited)

	Three Months Ending		Year Ending
	June 30, 2011		December 31, 2011
	Low Estimate	High Estimate	Low Estimate	High Estimate

Non-GAAP adjusted diluted earnings per common share from continuing operations (A)	$ 0.08 (a)	$ 0.10 (b)	$ 0.36 (c)	$ 0.37 (d)

Less the impact of:
Amortization of intangible assets	(0.02) (e)	(0.02) (e)	(0.09) (e)	(0.09) (e)

Stock-based compensation (FASB ASC Topic 718)	(0.02) (e)	(0.02) (e)	(0.08) (f)	(0.08) (f)

Tax (B)	0.01 (e)	0.01 (e)	0.05 (e)	0.05 (e)

GAAP diluted earnings per common share from continuing operations (A)	$ 0.05	$ 0.07	$ 0.24	$ 0.25

A - Assumes no additional acquisitions.
(a) -- Includes income of $0.10 from Life Science Research Tools business and loss of $0.02 from Regenerative Medicine Device business
(b) -- Includes income of $0.11 from Life Science Research Tools business and loss of $0.01 from Regenerative Medicine Device business
(c) -- Includes income of $0.41 from Life Science Research Tools business and loss of $0.05 from Regenerative Medicine Device business
(d) -- Includes income of $0.43 from Life Science Research Tools business and loss of $0.06 from Regenerative Medicine Device business
(e)-- Represents amounts related to Life Science Research Tools business
(f) -- Includes expense of $0.07 from Life Science Research Tools business and $0.01 from Regenerative Medicine Device business
B - Includes the tax impact of above mentioned items

Operating Results for Continuing Operations

Three months ended March 31, 2011 compared to three months ended March 31, 2010:

Revenues were $26.3 million for each of the three month periods ended March 31, 2011 and March 31, 2010. The first quarter 2011 revenue performance was within our expected range for the quarter, as provided previously in our press release of February 25, 2011. Our Coulbourn Instruments subsidiary, which we acquired in August 2010, contributed approximately $0.3 million, or 1.3% to first quarter 2011 revenues. The effect of a weakened U.S. dollar increased the Company's first quarter revenues by $0.2 million, or 0.9%, compared with the same period in 2010. Adjusting for the effect of foreign currency fluctuation and excluding Coulbourn Instruments, revenues decreased $0.6 million, or 2.1%, year-to-year in our Harvard Apparatus, Biochrom and Electrophoresis businesses.

Cost of product revenues increased $0.4 million, or 3.1%, to $13.9 million for the three months ended March 31, 2011 compared with $13.5 million for the three months ended March 31, 2010. The increase in cost of product revenues included $0.2 million attributable to our Coulbourn Instruments subsidiary acquisition in August 2010 and $0.2 million from the currency effect of a weaker U.S. dollar. Adjusting for the effect of foreign currency fluctuation and excluding the effect of acquisitions, cost of product revenues remained flat year-to-year. Gross profit as a percentage of revenues decreased to 47.0% for the three months ended March 31, 2011 compared with 48.6% for the same period in 2010. The decrease in gross profit as a percentage of revenues was primarily due to the unfavorable sales mix in the first quarter of 2011 compared with the first quarter of 2010.

Sales and marketing expenses increased $0.4 million, or 9.7%, to $4.2 million for the three months ended March 31, 2011 compared with $3.8 million for the three months ended March 31, 2010, and reflected increased spending in both our core Life Science Research Tools business and our new Regenerative Medicine Device business. In LSRT, sales and marketing expenses increased $0.3 million, or 6.8%, to $4.1 million. This increase was primarily due to $0.1 million of expenses at our recently acquired Coulbourn Instruments subsidiary and $0.2 million of increased sales and marketing spending across our other LSRT businesses.  RMD incurred $0.1 million of business development expenses during the first quarter of 2011. RMD incurred $15,000 of marketing expenses during the first quarter of 2010.

General and administrative expenses increased $0.1 million, or 2.2%, to $4.4 million for the three months ended March 31, 2011 compared with $4.3 million for the three months ended March 31, 2010. The $0.1 million increase in general and administrative costs was due to our Coulbourn Instruments subsidiary acquisition.

Research and development expenses increased $0.1 million, or 4.9%, to $1.3 million for the three months ended March 31, 2011 compared with $1.2 million for the same period in 2010. In LSRT, first quarter 2011 research and development costs were $1.0 million, which represented a 16.3% decrease compared with the first quarter of 2010. A $0.1 million increase from our Coulbourn Instruments subsidiary acquisition was more than offset by lower spending in the Harvard Apparatus, Electrophoresis and Biochrom businesses. In RMD, we spent approximately $0.2 million during the first quarter of 2011 in our clinical pump development project. RMD spent $0.1 million in research and development efforts during the first quarter of 2010.

Amortization of intangible assets expenses increased $0.1 million, or 17.0%, to $0.6 million for the three months ended March 31, 2011 compared with $0.5 million for the same period in 2010. The year-to-year quarterly increase in the amortization expenses was primarily due to the acquisition of Coulbourn Instruments in August 2010.

Other expense, net, was $0.3 million and $0.2 million for the three months ended March 31, 2011 and 2010, respectively. Net interest expense was $0.2 million for the three months ended March 31, 2011 compared to $0.1 million for the three months ended March 31, 2010. The increase in net interest expense was primarily due to higher average debt balances in the first quarter of 2011 compared to the first quarter of 2010.

Income tax (benefit) expense was approximately $1,000 benefit and $0.6 million expense for the three months ended March 31, 2011 and 2010, respectively. The effective income tax rate was less than one percent of benefit for the three months ended March 31, 2011, compared with 21.3% for the same period of 2010. The difference between our effective tax rate and the US statutory tax rate is principally attributable to the foreign tax rate differential, increased research and development tax credits, the effect of a full valuation allowance on US deferred tax assets during the first quarter of 2010 of which a significant portion was released during the third quarter of 2010, and the effect of the reversal of a portion of the liability related to uncertain tax positions and the corresponding accrued interest during the first quarter of 2011. Our non-GAAP adjusted income tax rates were 27.6% and 31.1% for the three months ended March 31, 2011 and 2010, respectively. Our non-GAAP tax rate estimates income taxes excluding the effect of valuation allowances on the Company's deferred tax assets. The decrease in the non-GAAP income tax rate for the three months ended March 31, 2011 compared with March 31, 2010 was primarily due to the recognition of the aforementioned increased research and development tax credits, decrease in statutory tax rates in certain jurisdictions, and changes in earnings mix between the entities within the United States which are taxed at a higher rate compared with the entities outside the United States which are taxed at a lower rate.

Balance Sheet

The Company ended the first quarter of 2011 with cash and cash equivalents of $20.1 million compared to $19.7 million at December 31, 2010. As of March 31, 2011 and December 31, 2010, the Company had borrowings of $17.1 million and $18.0 million, respectively, outstanding under its credit facility. The borrowings under the credit facility are related to our acquisition's of Denville Scientific and Coulbourn Instruments, and our stock repurchase activity which was completed in 2010. Total cash and cash equivalents, net of debt, was $3.0 million and $1.7 million at March 31, 2011 and December 31, 2010, respectively.

Trade receivables were $14.6 million and inventories were $17.9 million as of March 31, 2011 compared to $14.5 million and $14.0 million as of March 31, 2010, respectively. Our trade receivables remained approximately flat year-to-year. DSO was 51 days for the three months ended March 31, 2011 and 2010, respectively.

Inventories increased by $3.9 million, or 27.9%, year-to-year. The increase included $0.6 million, or 4.3% attributable to our Coulbourn Instruments subsidiary acquisition in August 2010, and $0.5 million, or 3.3% from the currency effect of a weaker U.S. dollar. Adjusting for the effect of foreign currency fluctuation and excluding the effect of acquisitions, the inventory balance year-to-year increased by $2.8 million, or 20.3%. The increase mainly occurred at our Harvard US, Biochrom UK and Denville businesses. This increase reflected a combination of several factors, including new product introductions and volume purchases to ensure sufficient supply and favorable pricing. Inventory turns were 3.3 times for the three months ended March 31, 2011 compared with 3.8 times for the same period of 2010.

Conference Call Details

As previously announced, management will host a conference call to discuss first quarter 2011 results and business highlights and outlook, which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site. In addition, management may discuss, and answer one or more questions concerning, business and financial developments and trends, including with respect to the Company's acquisition initiatives, our efforts in the field of regenerative medicine and other business and financial matters affecting the Company. Some of these discussions and responses to questions may contain information that has not been previously disclosed.

The conference call will begin at 11:00 a.m. Boston time today, April 28, 2011. To listen to the conference call, log on to our website at www.harvardbioscience.com and click on the Earnings Call icon.

If you are unable to listen to the live webcast, the call will be archived in the investor relations section of our website. The live conference call is also accessible by dialing toll-free 877-303-7611, or toll 970-315-0445, and referencing the pass code of "60493800". A replay of this conference call will be available from 2:00 p.m. on April 28, 2011 through May 5, 2011 and will be accessible by dialing toll-free 800-642-1687, or toll 706-645-9291, and referencing the pass code of "60493800".

This earnings release, as well as any material financial and other statistical information presented on the call which is not included in this earnings release, is available on our website by clicking on the Press Releases icon. If you are unable to listen to the live conference call, please note that the call, this press release and any related financial or statistical information will be archived on our web site under the Press Releases icon or Earnings Call icon, as appropriate.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted operating income, adjusted income and adjusted earnings per diluted share. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as amortization of intangibles related to acquisitions, fair value adjustments of inventory and backlog related to acquisitions, asset write-down expenses, costs related to acquisition initiatives, restructuring expenses (including related inventory write-downs) and stock-based compensation expense. They also exclude the tax impact of the reconciling items, the reversal of the tax effects of changes in uncertain tax positions  and the utilization of certain deferred tax assets that had full valuation allowances. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. Tabular reconciliations of our non-GAAP adjusted operating income, non-GAAP adjusted income and earnings per diluted share for the three month periods ended March 31, 2011 and 2010 and changes in total revenue compared to the same period of the prior year are included as exhibits below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience, or HBIO, is a global developer, manufacturer and marketer of a broad range of specialized products, primarily apparatus and scientific instruments, used to advance life science research and regenerative medicine. HBIO sells its products to thousands of researchers in over 100 countries primarily through its 850 page catalog (and various other specialty catalogs), its website, through distributors, including GE Healthcare, Thermo Fisher Scientific and VWR, and via our field sales organization. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany and Spain with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

The Harvard Bioscience, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6426

This press release contains, and our conference call may contain, forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of such words as "will," "guidance," "objectives," "optimistic," "potential," "future,"  "expects," "plans," "estimates," "continue," "drive," "strategy," "potential," "potentially," "growth," "long-term," "projects," "projected," "intends," "believes," "goals," "sees," "seek," "develop," "possible," "new," "emerging" "opportunity," "pursue" and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company's or management's beliefs or expectations, the Company's anticipated future revenues and earnings, the strength of the Company's market position and business model, the impact of acquisitions, including the Denville Scientific and Coulbourn Instruments acquisition, or potential acquisitions, the outlook for the life sciences industry and the field of regenerative medicine, opportunities or potential opportunities in the field of regenerative medicine, the Company's business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company's current products, or products it is developing or intends to develop, and the Company's plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those in the forward-looking statements include the Company's failure to identify potential acquisition candidates, successfully negotiate favorable pricing and other terms with acquisition candidates to enable potential acquisitions to close, successfully integrate acquired businesses or technologies, complete consolidations of business functions, expand our product offerings, introduce new products or commercialize new technologies, including in the field of regenerative medicine, unanticipated costs relating to acquisitions, unanticipated costs arising in connection with the Company's consolidation of business functions and any restructuring initiatives, decreased demand for the Company's products due to changes in our customers' needs, our ability to obtain regulatory approvals, including FDA approval, for our products, including any products in the field of regenerative medicine, the current market size or anticipated size of the regenerative medicine market, the existence and size of opportunities in the regenerative medicine market, our financial position, general economic outlook or other circumstances, overall economic trends, the seasonal nature of purchasing in Europe, economic, political and other risks associated with international revenues and operations, the impact of the current economic and financial crisis, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, future changes to the operations or the activities of our subsidiaries due to manufacturing consolidations, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others' intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, research funding levels from endowments at our university customers, impact of any impairment of our goodwill or intangible assets, our ability to utilize deferred tax assets, our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, the amount of earn-out consideration that the Company receives in connection with the disposition of the Company's Capital Equipment Business segment and factors that may impact the receipt of this consideration, such as the revenues of the businesses disposed of, plus factors described under the heading "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 or described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site, http://www.harvardbioscience.com.

Exhibit 1
HARVARD BIOSCIENCE, INC.
Selected Consolidated Balance Sheet Information
(Unaudited, in thousands)

	March 31,	December 31,
	2011	2010

Assets

Cash and cash equivalents	$ 20,088	$ 19,704
Trade receivables	14,587	15,440
Inventories	17,928	15,832
Property, plant and equipment	3,343	3,146
Goodwill and other intangibles	56,774	56,600
Deferred income tax assets	11,558	11,566
Other assets	3,265	2,509
Total assets	$ 127,543	$ 124,797

Liabilities and Stockholders' Equity

Total current liabilities	$ 10,913	$ 11,296
Total liabilities	33,377	34,549
Stockholders' equity	94,166	90,248
Total liabilities and stockholders' equity	$ 127,543	$ 124,797

Exhibit 2
HARVARD BIOSCIENCE, INC.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010

Revenues	$ 26,312	$ 26,300
Cost of product revenues	13,943	13,518
Gross profit	12,369	12,782

Sales and marketing expenses	4,176	3,807
General and administrative expenses	4,355	4,261
Research and development expenses	1,267	1,207
Amortization of intangible assets	621	531
Total operating expenses	10,419	9,806

Operating income	1,950	2,976

Other income (expense):
Foreign exchange	(21)	(26)
Interest expense	(195)	(155)
Interest income	15	42
Other, net	(74)	(15)
Other expense, net	(275)	(154)

Income before income taxes	1,675	2,822
Income tax (benefit) expense	(1)	601
Net income	$ 1,676	$ 2,221

Income per share:
Basic earnings per common share	$ 0.06	$ 0.07

Diluted earnings per common share	$ 0.06	$ 0.07

Weighted average common shares:
Basic	28,389	29,584
Diluted	29,497	29,941

Exhibit 3
HARVARD BIOSCIENCE, INC.
Overview of Cash Flows
(in thousands, unaudited)

	Three Months Ended
	March 31,
	2011	2010

Cash flows from operations:
Net income	$ 1,676	$ 2,221
Changes in assets and liabilities	(2,167)	(623)
Other adjustments to operating cash flows	1,649	1,510
Net cash provided by operating activities	1,158	3,108

Investing activities:
Other investing activities	(564)	(528)
Net cash used in investing activities	(564)	(528)

Financing activities:
Repayment of debt, net	(901)	(1,508)
Net cash used in financing activities	(901)	(1,508)

Effect of exchange rate changes on cash	691	(617)

Increase in cash and cash equivalents	$ 384	$ 455

Exhibit 4
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Operating Income to Non-GAAP Adjusted Operating Income
(in thousands)
(unaudited)
	Three Months Ended
	March 31,
	2011	2010

US GAAP operating income	$ 1,950	$ 2,976

Adjustments:

Amortization of intangible assets	621	531

Stock-based compensation expense	552	558

Non-GAAP adjusted operating income	$ 3,123	$ 4,065

Exhibit 5
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Net Income to Non-GAAP Adjusted Net Income
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010

US GAAP net income	$ 1,676	$ 2,221

Adjustments:

Amortization of intangible assets	621	531

Direct acquisition costs	52	--

Stock-based compensation expense	552	558

Income taxes	(801) (A)	(617) (B)

Non-GAAP adjusted net income	$ 2,100	$ 2,693

(A) Income taxes includes the tax effect of adjusting for the reconciling items and the reversal of the benefit related to the uncertain tax positions and the corresponding accrued interest.
(B) Income taxes included the tax effect of adjusting for the reconciling items and the utilization of certain deferred tax assets that had full valuation allowance.

Exhibit 6
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Diluted Earnings Per Common Share to Non-GAAP Adjusted Diluted Earnings Per Common Share
(unaudited)

	Three Months Ended
	March 31,
	2011	2010

US GAAP diluted earnings per common share	$ 0.06	$ 0.07

Adjustments:

Amortization of intangible assets	0.02	0.02

Direct acquisition costs	0.00	--

Stock-based compensation expense	0.02	0.02

Income taxes	(0.03) (A)	(0.02) (B)

Non-GAAP adjusted diluted earnings per common share	$ 0.07	$ 0.09

(A) Income taxes includes the tax effect of adjusting for the reconciling items and the reversal of the benefit related to the uncertain tax positions and the corresponding accrued interest.
(B) Income taxes included the tax effect of adjusting for the reconciling items and the utilization of certain deferred tax assets that had full valuation allowance.

Exhibit 7
HARVARD BIOSCIENCE, INC.
Reconciliation of Changes In Total Revenue Compared to the Same Period of the Prior Year (Continuing Operations)
(unaudited)

	Three Months Ended				For the Year Ended	Three Months Ended				For the Year Ended	Three Months Ended
	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,	March 31,
	2009	2009	2009	2009	2009	2010	2010	2010	2010	2010	2011

Organic growth	0.0%	-14.8%	0.0%	-8.5%	-5.8%	4.3%	11.0%	4.6%	6.8%	6.1%	-2.1%

Acquisitions	0.0%	0.0%	9.4%	24.5%	8.6%	29.9%	36.1%	24.7%	2.3%	21.5%	1.3%

Foreign exchange effect	-13.2%	-6.9%	-4.4%	3.9%	-5.4%	3.7%	-3.6%	-3.3%	-2.3%	-1.5%	0.9%

Total revenue growth	-13.2%	-21.7%	5.0%	19.9%	-2.6%	37.9%	43.5%	26.0%	6.8%	26.1%	0.1%
CONTACTS: David Green
          President
          dgreen@harvardbioscience.com
          Tel: 508 893 8999
          Fax: 508 429 8478

          Chane Graziano
          CEO
          cgraziano@harvardbioscience.com

          Tom McNaughton
          CFO
          tmcnaughton@harvardbioscience.com